TRANSFER OF THIS SECURITY IS RESTRICTED TO PERMITTED TRANSFERS PURSUANT TO THE TERMS AND CONDITIONS SET OUT IN APPENDIX A TO THIS WARRANT CERTIFICATE.

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THESE WARRANTS MAY NOT BE EXERCISED BY OR ON BEHALF OF A U.S. PERSON OR PERSON IN THE UNITED STATES UNLESS THE SECURITIES ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE NOVEMBER 3, 2013.

WARRANT CERTIFICATE

ARGENTEX MINING CORPORATION.

THESE WARRANTS WILL EXPIRE AND BECOME NULL AND VOID AT THE TIME OF EXPIRY
(AS DEFINED HEREIN).

Warrant Certificate No.: <>	Right to Purchase <> Common Shares
Number of Warrants: <>

This is to certify that, for value received, AUSTRAL GOLD LIMITED ACN 075 860 472, of Level 2, 80 William Street, Sydney, New South Wales 2011, Australia, is the registered holder of <> common share purchase warrants (each, a “Warrant”), subject to adjustment as provided in the Terms and Conditions, of ARGENTEX MINING CORPORATION (the “Company”). Each Warrant will entitle the Holder, upon and subject to the terms and conditions attached to this certificate or any replacement certificate (in either case the “Warrant Certificate”) as Appendix “A” (the “Terms and Conditions”), to acquire from the Company one fully paid and non-assessable common share of the Company (each, a “Warrant Share”) at a price of $0.40 per Share, subject to adjustment as provided in the Terms and Conditions (the “Exercise Price”) at any time prior to 5:00 p.m. (Vancouver time) on July 2, 2018 (the “Time of Expiry”).

1.	ONE (1) WARRANT AND THE EXERCISE PRICE ARE REQUIRED TO PURCHASE ONE WARRANT SHARE. THIS CERTIFICATE REPRESENTS <> WARRANTS.

2.	These Warrants are issued subject to the Terms and Conditions, and the Holder may exercise the right to purchase Warrant Shares only in accordance with the Terms and Conditions.

3.

Nothing contained herein or in the Terms and Conditions will confer any right upon the Holder or any other person to subscribe for or purchase any Warrant Shares at any time subsequent to the Time of Expiry and from and after such time, these Warrants and all rights under this Warrant Certificate will be void and of no value.

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be executed.

DATED at the City of Vancouver, in the Province of British Columbia, this 2nd day of July, 2013.

ARGENTEX MINING CORPORATION

Per:	/s/Mike Brown
Authorized Signatory

APPENDIX “A”

TERMS AND CONDITIONS

TERMS AND CONDITIONS dated July 2, 2013 (the “Terms and Conditions”), attached to Warrant Certificate No. <> issued by Argentex Mining Corporation.

1.          INTERPRETATION

1.1        Definitions

In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:

(a)	“Affiliate” means:

	(i)	In the case of the Subscriber, Eduardo Sergio Elsztain and any corporation which is directly or indirectly controlled by Eduardo Sergio Elsztain;

	(ii)	any corporation which is directly or indirectly Controlled by a party to the Subscription Agreement pursuant to which this Warrant was issued, and

	(iii)	if a party is a corporation, “Affiliate” also means:

		A.	any Person which Controls that party, and

		B.	any Person which is directly or indirectly Controlled by a Person which Controls that party;

(b)	“Associate” means, if used to indicate a relationship with any person,

	(i)	a partner, other than a limited partner, of that person,

	(ii)	a trust or estate in which that person has a substantial beneficial interest or for which that person serves as trustee or in a similar capacity,

(iii)

a company in respect of which that person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the company, or

	(iv)	a relative, including the spouse, of that person or a relative of that person's spouse, if the relative has the same home as that person;

(c)	“Auditors” means an independent firm of accountants duly appointed as auditors of the Company;

(a)

“Business Day” means any day, other than a Saturday or Sunday, or bank holiday in Vancouver (Canada) and in New South Wales, Australia, and the Jewish holidays of Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Torá, all as shown on an annual calendar to be provided by the Holder to the Company on or before the beginning of each calendar year during which any of the Warrants are outstanding;

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(b)	"Capital Reorganization" shall have the meaning attributed thereto in Section 4.6(d) hereof:

(c)

"Common Shares" means the common shares which the Corporation is authorized to issue as such common shares are constituted at the close of business on the Effective Date; provided that in the event of any adjustment pursuant to the provisions of Section 4.6 hereof, "Common Shares" shall thereafter mean the shares or other securities or property resulting from such adjustment;

(d)	"Common Share Reorganization" shall have the meaning attributed thereto in Section 4.6(a) hereof;

(e)

“Company” means Argentex Mining Corporation until a successor corporation will have become such as a result of consolidation, amalgamation or merger of the Company with or into any other corporation or corporations, or as a result of the conveyance or transfer of all or substantially all of the properties and estates of the Company as an entirety to any other corporation, and, thereafter, “Company” will mean such successor corporation;

(f)	“Control” means:

(i)	the right to exercise a sufficient number of votes which may be cast at a general meeting of the shareholders of the Company as to affect materially the control of the Company, or

(ii)

each person in a combination of persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the Company, and the words “Controlled”, “Controlling” and similar words have corresponding meanings, all as contemplated by the Securities Act (British Columbia);

(g)

"Current Market Price" of the Common Shares at any date means the price per share equal to the volume weighted average trading price at which the Common Shares have traded on the TSX Venture Exchange or, if the Common Shares are not then listed on the TSX Venture Exchange, on such other Canadian stock exchange, in the over-the-counter market, during the period of any 20 consecutive Trading Days ending not more than five Canadian Business Days before such date; provided that the weighted average trading price shall be determined by dividing the aggregate sale price of all Common Shares sold on the said exchange or market, as the case may be, during the said 20 consecutive Trading Days by the total number of Common Shares so sold; and provided further that if the Common Shares are not then listed on any Canadian stock exchange or traded in the over-the-counter market, then the Current Market Price shall be determined by a firm of independent chartered accountants selected by the Directors;

(h)

"Director" means a director of the Company for the time being, and, unless otherwise specified herein, reference to "action by the Directors" means action by the directors of the Company as a board or, whenever empowered, action by any committee of the directors of the Company;

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(i)

"Dividends Paid in the Ordinary Course" means dividends paid in any financial year of the Company, whether in (i) cash, (ii) shares of the Company, (iii) warrants or similar rights to purchase any shares of the Company or property or other assets of the Company at a purchase or exercise price of at least 110% of the fair market value of the shares or property or other assets purchaseable as of the date of distribution of such warrants or similar rights, or (iv) property or other assets of the Company, as the case may be, as determined by action by the Directors except that, in the case of warrants or similar rights to purchase Common Shares or securities convertible into or exchangeable for Common Shares such fair market value of the warrants or similar rights shall be equal to the number of Common Shares which may be purchased thereby (or the number of Common Shares issuable upon conversion or exchange) as of the date of distribution of such warrants or similar rights, multiplied by the Current Market Price of the Common Shares on the date of such distribution, provided that the value of such dividends does not in such financial year in the aggregate exceed the greater of:

	(i)	200% of the aggregate amount of dividends paid by the Company on the Common Shares in the 12-month period ending immediately prior to the first day of such financial year, and

(ii)

60% of the consolidated net earnings from continuing operations of the Company, before any extraordinary items, for the 12-month period ending immediately prior to the first day of such financial year (such consolidated net earnings from continuing operations to be computed in accordance with generally accepted accounting principles in the United States of America);

(j)	"Effective Date" means the date of issue of the Warrants;

(k)	"Exercise Date" shall have the meaning attributed thereto in Section 4.2 hereof;

(l)	“Exchange” means the TSX Venture Exchange operated by TMX Group Limited;

(m)	“Exercise Price” means $0.40 per Warrant Share, subject to adjustment as provided in Section 4.6 hereof;

(n)	“Exercise Date” has the meaning given to such term in Section 4.2(a) hereof;

(o)	“Expiry Date” means July 2, 2018;

(p)	“herein”, “hereby” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time;

(q)	“Holder” means the holder of the Warrants;

(r)	“Issuance Date” means the date hereof;

(s)

“person” and “Person” means a natural person, corporation, limited liability corporation, unlimited liability corporation, joint stock corporation, partnership, limited partnership, limited liability partnership, trust, trustee, any unincorporated organization, joint venture or any other entity;

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(t)	"Rights Offering" means any of the events described in subsection 4.6(b) hereof;

(u)	“Section” followed by a number refers to the specified Section of these Terms and Conditions;

(v)	“Shares” means the common shares in the capital of the Company as constituted at the date hereof and any Shares resulting from any subdivision or consolidation of the Shares;

(w)	"Special Distribution" shall have the meaning attributed thereto in Section 4.6(c) hereof;

(x)	“Subscription Form” has the meaning given to such term in Section 4.1(a) hereof;

(y)	“Time of Expiry” means 5:00 pm (Vancouver Time) on the Expiry Date;

(z)

"Trading Day" with respect to a stock exchange means a day on which such stock exchange is open for business and with respect to the over-the-counter market means a day on which shares may be traded through the facilities of such over-the-counter market;

(aa)	“Transfer” includes:

(i)

any direct or indirect sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity; or

(ii) any disposition by way of option, right or privilege capable of becoming an agreement or option,

whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing, and the words “Transferred”, “Transferring” and similar words have corresponding meanings;

(bb)	“Warrant Certificate” means the Warrant Certificate attached to these Terms and Conditions;

(cc)

“Warrants” means the warrants issued hereunder, each one of which warrants will entitle the holder thereof to purchase one Common Share for an exercise price of $0.40 at any time up to the Time of Expiry, subject to adjustment in accordance with Section 4.6 hereof; and

(dd)	“Warrant Shares” means the Shares issuable upon exercise of the Warrants.

1.2        Gender

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

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1.3        Interpretation not affected by Headings

The division of these Terms and Conditions into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof.

1.4        Applicable Law

The Warrants will be exclusively construed in accordance with the laws of the Province of British Columbia. The Warrant Certificate and these Terms and Conditions are governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Holder irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

1.5        Currency

Unless otherwise provided, all dollar amounts referred to in the Warrant Certificate and these Terms and Conditions are in lawful money of Canada.

2.          ISSUE OF WARRANTS

2.1        Additional Warrants

The Company may at any time and from time to time issue additional warrants or grant options or similar rights to purchase Shares.

2.2        Warrants to Rank Pari Passu

All Warrants and additional warrants, options or similar rights to purchase Shares from time to time issued or granted by the Company will rank pari passu, whatever may be the actual dates of issue or grant thereof, or of the dates of the certificates by which they are evidenced.

2.3        Replacement of Lost or Damaged Warrant Certificate

(a)

In case any Warrant Certificate becomes mutilated, lost, destroyed or stolen, the Company, at its discretion, may issue and deliver a new Warrant Certificate of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for, in place of, and upon cancellation of, such mutilated Warrant Certificate, or in lieu of, and in substitution for, such lost, destroyed or stolen Warrant Certificate, and the replacement Warrant Certificate will be entitled to the benefit hereof and rank equally in accordance with its terms with all other warrants issued or to be issued by the Company.

(b)

The applicant for the issue of a new Warrant Certificate pursuant hereto will bear the cost of the issue thereof and, in case of loss, destruction or theft, will furnish to the Company such evidence of ownership and of loss, destruction or theft of the Warrant Certificate so lost, destroyed or stolen as will be satisfactory to the Company in its discretion. Such applicant may also be required to furnish indemnity in amount and form satisfactory to the Company in its discretion, and will pay the reasonable charges of the Company in connection therewith.

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2.4        Holder Not a Shareholder

The holding of the Warrant Certificate shall not constitute the Holder thereof a shareholder of the Company, nor entitle him to any right or interest in respect thereof except as expressly provided in the Warrant Certificate.

3.          NOTICE

3.1        Notice to Holders

Any notice required or permitted to be given to the Holder must be in writing and may be delivered in person, by overnight courier or by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of the Holder appearing on the Warrant Certificate or to such other address as the Holder may specify by notice in writing to the Company to the address set forth in Section 3.2, and any such notice will be deemed to have been given and received by the Holder: (i) if by facsimile or other electronic communication, on successful transmission; or (ii) if deposited with an overnight courier or hand delivered, on delivery.

3.2        Notice to the Company

Any notice required or permitted to be given to the Company must be in writing and may be delivered in person, by overnight courier or by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of the Company set forth below or such other address as the Company may specify by notice in writing to the Holder to the address of the Holder appearing on the Warrant Certificate, and any such notice will be deemed to have been given and received by the Company: (i) if by facsimile or other electronic communication, on successful transmission; or (ii) if deposited with an overnight courier or hand delivered, on delivery.

Notices to the Company shall be delivered to:

Argentex Mining Corporation
835-1100 Melville Street
Vancouver BC V6E 4A6
Attention: President

with a copy (which shall not constitute notice) to:

Clark Wilson LLP
Barristers and Solicitors
900 – 885 West Georgia Street
Vancouver, BC V6C 3H1
Attn: Ethan Minsky
Fax: 604.687.6314

4.          EXERCISE OF WARRANTS

4.1        Method of Exercise of Warrants

The Holder may exercise its right to purchase all or any lesser number of Warrant Shares at the Exercise Price at any time until the Time of Expiry by providing the Company with the following documents:

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(a)

a completed and executed subscription form, in the form attached as Appendix B hereto (the “Subscription Form”), for the number of Warrant Shares which the Holder wishes to purchase, in the manner therein indicated;

(b)	surrendering the Warrant Certificate, together with the executed Subscription Form, to the address set forth in Section 3.2; and

(c)

paying the appropriate Exercise Price, in Canadian funds, for the number of Warrant Shares subscribed for, either by bank draft, certified cheque or money order, drawn on a Canadian chartered bank and payable to the Company in Vancouver, British Columbia at the address set forth in Section 3.2. Alternatively, the Exercise Price may be wired to the Company or its lawyers pursuant to wiring instructions that will be provided to the Holder upon request.

4.2	Effect of Exercise of Warrants

(a)

On the date the Company receives a duly executed Subscription Form and the Exercise Price for the number of Warrant Shares specified in the Subscription Form (the “Exercise Date”), the Warrant Shares so subscribed for will be deemed to have been allotted and issued as fully paid and non-assessable Common Shares and the persons to whom such Warrant Shares have been deemed to have been allotted and issued will be deemed to have become the holder (or holders) of record of such Warrant Shares on such date.

(b)

As promptly as practicable after the Exercise Date and, in any event, within ten (10) Business Days of the Exercise Date, the Company shall forthwith cause to be delivered to the person or persons in whose name or names the Warrant Shares so subscribed for are to be registered as specified in such Subscription Form, and courier to him or them at his or their respective addresses specified in such Subscription Form, a certificate or certificates for the appropriate number of fully paid and non-assessable Warrant Shares, which will not exceed that number which the Holder is entitled to purchase pursuant to the Warrant Certificate surrendered.

4.3        Subscription for Less Than Entitlement

The Holder of any Warrant may subscribe for and purchase a number of Warrant Shares less than the number which the Holder is entitled to purchase pursuant to the surrendered Warrant Certificate. In the event of any purchase of a number of Warrant Shares less than the number which can be purchased pursuant to the Warrant Certificate, the Holder, upon exercise thereof, shall be entitled to receive a new Warrant Certificate, in the form of this Warrant Certificate with an appropriate adjustment to the number of outstanding Warrants, in respect of the balance of the Warrant Shares which the Holder was entitled to purchase pursuant to the surrendered Warrant Certificate and which were not then purchased.

4.4        Warrants for Fractions of Warrant Shares

To the extent that the Holder of any Warrant is entitled to receive on the exercise or partial exercise thereof a fraction of a Warrant Share, such right may be exercised in respect of such fraction only in combination with another Warrant or other Warrants which, in the aggregate, entitle the Holder to receive a whole number of such Warrant Shares.

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4.5        Expiration of Warrants

After the Time of Expiry, all rights under the Warrant Certificate and these Terms and Conditions shall wholly cease and terminate and the Warrants shall be void and of no further force and effect.

4.6        Adjustment of Exercise Price and Number of Common Shares Purchaseable Upon Exercise

The Exercise Price and the number of Common Shares that may be purchased upon the exercise of the Warrants shall be subject to adjustment from time to time in the events and in the matter provided the following subsections:

(a)	Stock Dividend; Distribution of Common Shares; Subdivision; Consolidation: If at any time after the Effective Date but prior to the Expiry Date, the Company shall:

(i)

fix a record date for the issue of, or issue, Common Shares or securities exchangeable for or convertible into Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend or otherwise, other than as a Dividend Paid In the Ordinary Course;

(ii)

fix a record date for the distribution to, or make a distribution to, the holders of all or substantially all of the outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares, other than as a Dividend Paid In The Ordinary Course;

	(iii)	subdivide, re-divide or change the outstanding Common Shares into a greater number of Common Shares; or

	(iv)	consolidate, reduce or combine the outstanding Common Shares into a lesser number of Common Shares,

(any of such events in Section 4.6 (a)(i), (ii), (iii) and (iv) above being herein called a "Common Share Reorganization"), then the Exercise Price shall be adjusted on the earlier of the record date on which holders of Common Shares are determined for the purposes of the Common Share Reorganization and the effective date of the Common Share Reorganization to the amount determined by multiplying the Exercise Price in effect immediately prior to such record date or effective date, as the case may be, by a fraction:

A.	the numerator of which shall be the number of Common Shares outstanding on such record date or effective date, as the case may be, before giving effect to such Common Share Reorganization; and

B.

the denominator of which shall be the number of Common Shares which will be outstanding immediately after giving effect to such Common Share Reorganization (including in the case of the distribution of securities exchangeable for or convertible into Common Shares the number of Common Shares that would have been outstanding had all of such securities been exchanged for or converted into Common Shares on such date).

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To the extent that any adjustment in the Exercise Price occurs pursuant to this Section 4.6(a) as a result of the fixing by the Company of a record date for the distribution of securities exchangeable for or convertible into Common Shares, the Exercise Price shall be readjusted immediately after the expiry of any relevant exchange or conversion right to the Exercise Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry of any further such right. If the Holder has not exercised his right to subscribe for and purchase Common Shares on or prior to the record date of such stock dividend or distribution or the effective date of such subdivision or consolidation, as the case may be, upon the exercise of such right thereafter he shall be entitled to receive and shall accept in lieu of the number of Common Shares then subscribed for and purchased, at the Exercise Price determined in accordance with this subsection 4.6(a), the aggregate number of Common Shares that the Holder would have been entitled to receive as a result of such Common Share Reorganization if, on such record date or effective date, as the case may be, the Holder had been the holder of record of the number of Common Shares so subscribed for and purchased.

(b)

Issue of Rights, Options or Warrants: If at any time and from time to time after the Effective Date but prior to the Expiry Date, the Company shall fix a record date for the issue or distribution to the holders of all or substantially all of the outstanding Common Shares of rights, options or warrants pursuant to which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue (such period being the "Rights Period"), to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares at a price per share to the holder (or in the case of securities exchangeable for or convertible into Common Shares, at an exchange or conversion price per share) at the date of issue of such securities of less than 95% of the Current Market Price of the Common Shares on such record date (any of such events being called a "Rights Offering"), the Exercise Price shall be adjusted effective immediately after the record date for such Rights Offering to the amount determined by multiplying the Exercise Price in effect on such record date by a fraction:

	(i)	the numerator of which shall be the aggregate of:

		A.	the number of Common Shares outstanding on the record date for the Rights Offering, and

		B.	the quotient determined by dividing:

I.

either (a) the product of the number of Common Shares offered during the Rights Period pursuant to the Rights Offering and the price at which such Common Shares are offered, or, (b) the product of the exchange or conversion price of the securities so offered and the number of Common Shares for or into which the securities offered pursuant to the Rights Offering may be exchanged or converted, as the case may be, by

			II.	the Current Market Price of the Common Shares as of the record date for the Rights Offering; and

(ii)

the denominator of which shall be the aggregate of the number of Common Shares outstanding on such record date and the number of Common Shares offered pursuant to the Rights Offering (including in the case of the issue or distribution of securities exchangeable for or convertible into Common Shares the number of Common Shares for or into which such securities may be exchanged or converted).

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(c)

Special Distributions: If at any time after the Effective Date but prior to the Expiry Date, the Company shall fix a record date for the payment, issue or distribution to the holders of all or substantially all of the outstanding Common Shares of:

(i)        shares of the Company or any other corporation of any class other than Common Shares;

(ii)        rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares (other than a Rights Offering);

(iii)        evidence of indebtedness of the Company; or

(iv)        any cash or other property or assets of the Company,

and if such issue or distribution does not constitute a Dividend Paid In The Ordinary Course, a Common Share Reorganization or a Rights Offering (any of such non-excluded events being herein called a "Special Distribution"), the Exercise Price shall be adjusted effective immediately after the record date for the Special Distribution to the amount determined by multiplying the Exercise Price in effect on the record date for the Special Distribution by a fraction:

       A.        the numerator of which shall be the difference between

       I        the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date, and

       II        the fair market value, as determined in good faith by the Directors (whose determination shall be conclusive, subject to the prior written consent, if required, of any stock exchange on which the Common Shares are then listed) of such dividend, cash, securities, rights, options, warrants, evidences of indebtedness or property or assets to be issued or distributed in the Special Distribution, and

       B        the denominator of which shall be the product obtained by multiplying the number of Common Shares outstanding on such record date by the Current Market Price of the Common Shares on such record date.

Any Common Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of such calculation. To the extent that any adjustment in the Exercise Price occurs pursuant to this Section 4.6(c) as a result of the fixing by the Company of a record date for the issue or distribution of rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares referred to in this Section 4.6(c), the Exercise Price shall be readjusted immediately after the expiry of any relevant exercise, exchange or conversion right to the amount which would then be in effect based upon the number of Common Shares issued and remaining issuable after such expiry and shall be further readjusted in such manner upon the expiry or such right.

(d)	Reclassification of Common Shares; Consolidation; Amalgamation; Merger: If at any time after the Effective Date but prior to the Expiry Date there shall occur:

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(i)

a reclassification or re-designation of the Common Shares, a change of the Common Shares into other shares or securities or any other capital reorganization involving the Common Shares other than a Common Share Reorganization;

(ii)

a consolidation, arrangement, amalgamation or other business combination of the Company with or into another body corporate which results in a reclassification or re-designation of the Common Shares or a change of the Common Shares into other shares or securities; or

(iii)	the transfer, sale, lease or exchange of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or entity;

(any of such events being called a "Capital Reorganization"), after the effective date of the Capital Reorganization the Holder shall be entitled to receive, and shall accept, for the same aggregate consideration, upon exercise of the Warrants, in lieu of the number of Common Shares to which the Holder was theretofore entitled upon the exercise of the Warrants, the kind and aggregate number of shares and other securities or property resulting from the Capital Reorganization which the Holder would have been entitled to receive as a result of the Capital Reorganization if, on the effective date thereof the Holder had been the registered holder of the number of Common Shares which the Holder was theretofore entitled to purchase or receive upon the exercise of the Warrants. If necessary, as a result of any such Capital Reorganization, appropriate adjustments shall be made in the application of the provisions of this Warrant with respect to the rights and interests thereafter of the Holder to the end that the provisions shall thereafter correspondingly be made applicable as nearly as may reasonably be possible in relation to any shares or other securities or property thereafter deliverable upon the exercise of the Warrants. Any such adjustments shall be made by and set forth in a Warrant supplemental hereto approved by action by the Directors and shall for all purposes be conclusively deemed to be an appropriate adjustment.

(e)

Adjustment Calculations: If at any time after the Effective Date but prior to the Expiry Date any adjustment or readjustment in the Exercise Price shall occur pursuant to the provisions of subsections 4.6(a), 4.6(b) or 4.6(c) of this Warrant, then the number of Common Shares purchasable upon the subsequent exercise of Warrants shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Common Shares purchasable upon the exercise of Warrants immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Exercise Price.

(f)	Rules Regarding Calculation of Adjustment of Exercise Price and Number of Common Shares Purchasable Upon Exercise: For the purposes of this Section 4.6, the following subsections shall apply:

(i)

Successive Adjustments: Any adjustment made pursuant to this Section 4.6 hereof shall be cumulative and made successively whenever any event referred to therein shall occur, subject to the following subsections of this Section 4.6(f).

(ii)

Minimum Adjustments: No adjustment in the Exercise Price shall be required unless such adjustment would result in a change of at least 1% in the Exercise Price and no adjustment shall be made in the number of Common Shares purchasable upon exercise of a Warrant unless such adjustment would result in a change of at least one one-hundreth of a Common Share; provided, however, that any adjustments which, except for the provisions of this subsection 4.6(f), would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment, and provided further that in no event shall the Company be obligated to issue fractional Common Shares upon the exercise of Warrants.

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(iii)

Mutatis Mutandis Adjustment: Subject to the prior written consent of the TSX Venture Exchange or such other stock exchange on which the Common Shares may be listed at the relevant time, no adjustment in the Exercise Price or in the number or kind of securities purchasable upon exercise of a Warrant shall be made in respect of any event described in Section 4.6 hereof if the Holder is entitled to participate in such event on the same terms mutatis mutandis as if the Holder had exercised its Warrants prior to or on the effective date or record date, as the case may be, of such event.

(iv)

No Adjustment for Certain Events: No adjustment in the Exercise Price or in the number of Common Shares purchasable upon the exercise of Warrants shall be made pursuant to this Section 4.6 in respect of the issue from time to time of Common Shares pursuant to any outstanding warrant of the Company (including this Warrant) or pursuant to any stock option, stock purchase or stock bonus plan in effect from time to time for directors, officers or employees of the Company and/or any Subsidiary of the Company and any such issue, and any grant of options in connection therewith, shall be deemed not to be a Common Share Reorganization, a Rights Offering nor any other event described in this Section 4.6.

(v)

Other Actions: If at any time after the Effective Date but prior to the Expiry Date the Company shall take any action affecting the Common Shares, other than an action described in this Section 4.6, which in the opinion of the Directors would have a material adverse effect upon the rights of the Holder, either or both the Exercise Price and the number of Common Shares purchasable upon exercise of Warrants shall be adjusted in such manner and at such time by action by the Directors, in their sole discretion, but subject to the prior written consent of the TSX Venture Exchange or such other stock exchange on which the Common Shares may be listed at the relevant time, as may be equitable in the circumstances. Failure of the taking of action by the Directors so as to provide for an adjustment prior to the effective date of any action by the Company affecting the Common Shares shall be deemed to be conclusive evidence that the Directors have determined that it is equitable to make no adjustment in the circumstances.

(vi)

Abandonment of Event: If the Company shall set a record date to determine the holders of Common Shares for the purpose of entitling such holders to receive any dividend or distribution or any subscription or purchase rights and shall, thereafter and before the distribution to such shareholders of any such dividend, distribution or subscription or purchase rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Exercise Price or the number of Common Shares purchasable upon exercise of this Warrant shall be required by reason of the setting of such record date.

(vii)

Deemed Record Date: In the absence of a resolution of the Directors fixing a record date for a Common Share Reorganization, a Rights Offering or a Special Distribution, the Company shall be deemed to have fixed as the record date therefor the earlier of the date on which holders of record of Common Shares are determined for the purpose of participating in the Common Share Reorganization, Rights Offering or Special Distribution and the date on which the Common Share Reorganization, Rights Offering or Special Distribution becomes effective.

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(viii)

Disputes: If a dispute shall at any time arise with respect to adjustments of the Exercise Price or the number of Common Shares purchasable upon exercise of Warrants, such disputes shall be conclusively determined by the Company's Auditors or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the Directors and acceptable to the Holders of a mathematical majority of the number of Warrants then outstanding, acting reasonably, and any such determination shall be conclusive evidence of the correctness of any adjustment made under this Section 4.6 and shall be binding upon the Company and the Holder.

(ix)

Corporate Affairs: As a condition precedent to the taking of any action which would require any adjustment in any of the subscription rights pursuant to this Warrant, including the Exercise Price and the number or class of shares or other securities which are to be received upon the exercise hereof, the Company shall use commercially reasonable efforts to take any action which may, in the opinion of Counsel, be necessary in order that the Company may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive in accordance with the provisions hereof.

(g)

Postponement of Subscription: In any case in which this Section 4.6 shall require that an adjustment shall be effective immediately after a record date for an event referred to herein, the Company may defer, until the occurrence of such event:

(i)

issuing to the Holder of any Warrant, to the extent that Warrants are exercised after such record date and before the occurrence of such event, the additional Common Shares or other securities issuable upon such exercise by reason of the adjustment required by such event; and

	(ii)	delivering to such Holder any distribution declared with respect to such additional Common Shares or other securities after such exercise date and before such event,

provided, however, that the Company shall deliver to the Holder an appropriate instrument evidencing the right of the Holder upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price or the number of Common Shares purchasable on the exercise of this Warrant and to such distributions declared with respect to any additional Common Shares issuable on the exercise hereof.

(h)	Notice of Adjustment of Exercise Price and Number of Common Shares Purchasable Upon Exercise:

(i)

Notice of Effective or Record Date: At least 10 days prior to the effective date or record date, as the case may be, of any event which requires or might require an adjustment in any of the subscription rights pursuant to this Warrant, including the Exercise Price and the number of Common Shares which are purchasable upon the exercise thereof the Company shall file with the Holder a Certificate of the Company specifying the particulars of such event to the extent then known including, if determinable, the required adjustment and the computation of such adjustment.

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(i)

Adjustment Not Determinable: In case any adjustment for which a notice pursuant to subsection 4.6(h)(i) hereof has been given is not then determinable the Company shall promptly after such adjustment is determinable file with the Holder a Certificate of the Company setting forth the computation of such adjustment.

(i)

Determination of Adjustments: If any questions at any time arise with respect to the Exercise Price or any adjustment provided for in this Section 4.6, such questions will be conclusively determined by the Company’s Auditors, or, if they decline to so act, by any other firm of certified public accountants or chartered accountants registered with the Canadian Public Accountability Board that the Company may designate and who will have access to all appropriate records, and such determination will be binding upon the Company and the Holder.

4.7        Limitation on Exercise

Notwithstanding anything else contained herein to the contrary, the number of Common Shares that may be acquired by the Holder upon the exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance) the total number of Common Shares then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Shares would be aggregated with the Holder's for purposes of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids ("MI 62-104") of the Securities Act (British Columbia) does not exceed 19.9% of the total number of issued and outstanding Common Shares including for such purpose the Warrant Shares issuable upon exercise of the Warrants. For such purposes, beneficial ownership shall be determined in accordance with Section 1.8(1) of MI 62-104.

5.        COVENANTS OF THE COMPANY

The Company covenants with the Holder that so long as this Warrant remains outstanding:

(a)

the Company will reserve and keep available a sufficient number of Common Shares for the purpose of enabling the Company to satisfy its obligations to issue Common Shares upon the exercise of the Warrants, and all Warrants shall, when countersigned and registered as provided herein, be valid and enforceable against the Corporation;

(b)

the Company will not close its transfer books nor take any other action which might deprive the Holder of the opportunity of exercising the right of purchase pursuant to this Warrant during the period of 10 days after the giving of notice of exercise of such Holder’s rights or unduly restrict such opportunity;

(c)

the Company will use its best efforts to maintain a listing of the Common Shares on the TSX Venture Exchange or on any other recognized North American stock exchange for a period of at least 60 months following the Effective Date unless Austral Gold Limited (but not any transferee then holding a Warrant) consents in writing to a proposal pursuant to which the Company proposes not to maintain such a listing;

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(d)

if the Company is a party to any transaction in which the Company will not be the continuing corporation, the Company shall use commercially reasonable efforts to obtain all consents which may be necessary or appropriate under Canadian law to enable the continuing corporation to give effect to the Warrants; and

(e)

generally, the Company will use commercially reasonable efforts to well and truly perform and carry out all of the acts or things to be done by the Company as provided under the Terms and Conditions of this Warrant Certificate.

6.        WAIVER OF CERTAIN RIGHTS

The Holder, as part of the consideration for the issue of the Warrants, waives and will not have any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future incorporator, shareholder, director or officer of the Company for the issue of Warrant Shares pursuant to the exercise of any Warrant, or on any covenant, agreement, representation or warranty by the Company herein contained or contained in the Warrant Certificate.

7.        MODIFICATION OF TERMS AND CONDITIONS FOR CERTAIN PURPOSES

From time to time, the Company may, subject to the provisions herein and acting reasonably and in good faith, modify the Terms and Conditions hereof, for the purpose of correction or rectification of any ambiguities, defective provisions, errors or omissions herein.

8.        TIME OF ESSENCE

Time will be of the essence hereof.

9.        SUCCESSORS

This Warrant Certificate will enure to the benefit of and be binding upon the Holder, its successors and permitted assigns, and will be binding upon the Company and its successors.

10.      WARRANTS NOT TRANSFERABLE

Until the first anniversary of the date of this Warrant Certificate, the Holder shall not directly or indirectly transfer or otherwise dispose of any of the Warrants except as provided below:

(a)

Sales to Affiliates. The Holder may from time to time Transfer all or any part of the Warrants to an Affiliate, but only as a block transfer in a private “off-the-market” transaction, provided that all costs and expenses associated with the Transfer will be the responsibility of the Holder.

(b)

Sales of Warrants After One Year. After the first anniversary of the Issuance Date and from time-to-time thereafter, the Holder may Transfer all or any portion of the Warrants to up to an aggregate of four transferees, provided that all costs and expenses associated with any such Transfer will be the responsibility of the Holder. Each of the four transferees will thereafter be permitted to further Transfer all (but not less than all) of the Warrants held by them but the person to whom such further Transfer is made shall not be permitted to Transfer any of the Warrants.

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(c)

Registration. No Transfer shall be effective unless and until the Holder notifies the Company of the Transfer and provides to the Company such details about the transferee as the Company may reasonably require.

APPENDIX B

SUBSCRIPTION FORM

TO:	Argentex Mining Corporation
835-1100 Melville Street
Vancouver BC V6E 4A6
Attention: President

The undersigned Holder of the within Warrant Certificate hereby subscribes for common shares (the “Shares”) of Argentex Mining Corporation (the “Company) pursuant to the within Warrant Certificate at $0.40 per Share on and subject to the Terms and Conditions of the within Warrant Certificate (the “Warrant Terms”). This subscription is accompanied by a certified cheque or bank draft payable to or to the order of the Company for the whole amount of the purchase price of the Shares, or the Holder has arranged for a wire transfer pursuant to instructions provided by the Company. The undersigned Holder represents that this subscription will not violate the terms of Section 4.9 of the Warrant Terms, and that:

(Please check the ONE box applicable):

[ ]	A.

The undersigned holder (i) at the time of exercise of the Warrants is not in the United States; (ii) is not a "U.S. person" as defined in Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), (iii) is not exercising the Warrants on behalf of a "U.S. person"; and (iv) did not execute or deliver this subscription form in the United States.

[ ]	B.

The undersigned holder has delivered to the Company a completed and duly executed copy of a U.S. Accredited Investor Status Certificate, the form of which has been supplied to the undersigned by the Company, together with evidence that the exercise complies with all applicable state securities laws.

[ ]	C.

If the holder cannot check box (A) or box (B), the holder must contact the Company. If requested by the Company, the undersigned holder will deliver to the Company, in a form acceptable to the Company and its counsel acting reasonably, an opinion of counsel to the effect that an exemption from the registration requirements of the U.S. Securities Act for the exercise of the Warrants and the issuance of the Warrant Shares is available. For clarity, it will be reasonable, if deemed necessary by the Company, for the Company to obtain an independent legal opinion from its own counsel, at its own expense, to this effect.

The undersigned hereby directs that the Shares hereby subscribed for be issued and delivered as follows:

NAME(S) IN FULL	ADDRESS(ES)	NUMBER OF SHARES

TOTAL:

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(Please print full name in which share certificates are to be issued, stating whether Mr., Mrs. or Miss is applicable).

DATED this _____day of ______________________, 20___.

In the presence of:

Signature of Witness	Signature of Warrant Holder

Please print below your name and address in full.

Name (Mr./Mrs./Miss)

Address

LEGENDS

The certificates representing the Shares acquired on the exercise of the Warrants will bear the following legends, if and as applicable:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE NOVEMBER 3, 2013.

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INSTRUCTIONS FOR SUBSCRIPTION FORM

The signature to the Subscription Form must correspond in every particular with the name written upon the face of the Warrant Certificate without alteration or enlargement or any change whatever. If there is more than one subscriber, all must sign.

In the case of persons signing by agent or attorney or by personal representative(s), the authority of such agent, attorney or representative(s) to sign must be proven to the satisfaction of the Company.

The Warrant Certificate and the Subscription Form must be delivered by hand or by courier.